Exhibit 99.1

Life Storage, Inc. Reports Third Quarter Results

BUFFALO, N.Y.--(BUSINESS WIRE)--November 5, 2020--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self-storage properties, reported operating results for the quarter ended September 30, 2020.

Highlights for the Third Quarter Included:

  Generated net income attributable to common shareholders of $37.1 million, or $0.78 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.52, a 4.1% increase over the same period in 2019.
  Increased same store revenue by 1.2% and same store net operating income (“NOI”)(2) by 0.4%, year-over-year.
  Achieved 11th straight quarter of less than 1% increase year-over-year growth of same store operating expense (excluding property taxes).
  Acquired 25 stabilized stores from two of our joint ventures for a total valuation of $326.7 million.
  Added 30 stores to the Company’s third-party management platform.
  Completed a $400 million offering of 2.2% Senior Unsecured Notes due 2030.
  Bolstered Warehouse Anywhere’s ecommerce solution through a partnership with Deliverr, a leading technology-enabled fulfillment organization, with the build-out of a micro-fulfillment center in Las Vegas and a second planned in Chicago.

Joe Saffire, the Company’s Chief Executive Officer, stated, “We had a great quarter on many fronts. Our stores returned to positive top line revenue and NOI growth. We achieved record third quarter same store occupancy, up 290 basis points year-over-year at quarter end. We acquired 25 stores from two of our strategic joint venture partners and our acquisition pipeline remains robust. We added 30 stores to our third-party management platform as owners are drawn to our technology platforms and peer-leading same store performance. Our B2B platform, Warehouse Anywhere, achieved several positive customer pilot outcomes. And our balance sheet and liquidity position remain strong and support our ability to execute on our strategic initiatives.”

COVID-19 PANDEMIC:

The COVID-19 global health crisis and related economic disruption has had an adverse effect on the Company’s year-to-date financial results in 2020. However, the Company experienced several positive trends in the third quarter and October, which include:

  Same store move-ins were 11.0% higher and same store move-outs were 7.7% lower in the third quarter of 2020 than the same period last year, resulting in weighted average quarterly occupancy of 93.0% compared to 90.7% in the third quarter of 2019. Same store occupancy was 93.2% at both September 30, 2020 and October 31, 2020.
  The impact of delayed auctions continued to decrease as auction activities have resumed in nearly all markets. Had normal auction activity occurred, the Company estimates same store occupancy would have been approximately 92.5% as of September 30, 2020 and 92.8% at October 31, 2020.
  Cash collection rates have returned to pre-COVID-19 levels.

FINANCIAL RESULTS:

In the third quarter of 2020, the Company generated net income attributable to common shareholders of $37.1 million or $0.78 per fully diluted common share, compared to net income attributable to common shareholders of $140.0 million, or $2.99 per fully diluted common share, in the third quarter of 2019. Net income in the same quarter last year benefited from a $100.2 million gain on sale of storage facilities.

Funds from operations for the quarter were $1.49 per fully diluted common share compared to $1.46 for the same period last year. After adjusting for the $1.5 million impact of uninsured damages and customer reinsurance claims associated with hurricane damage in September 2020, adjusted FFO per fully diluted common share for the quarter was $1.52, compared to $1.46 for the quarter ended September 30, 2019.

OPERATIONS:

Same store revenues for the stabilized stores wholly owned by the Company since December 31, 2018 increased 1.2% from the third quarter of 2019. The increase resulted from the net impact of a 230 basis point increase in average occupancy and a 2.4% decline in realized rental rates.

Same store operating expenses increased 2.7% for the third quarter of 2020 compared to the prior year period, the result of increased real estate taxes and internet marketing costs. The increases were offset by decreases in payroll and benefits, repair and maintenance, utilities, advertising, insurance and office and other operating expenses. This is the eighth straight quarter of declining payroll and benefits when comparing to the same period of the prior year. Same store NOI increased 0.4% in the third quarter of 2020 as compared to the third quarter of 2019.

The Company’s 2020 same store pool consists of the 515 stabilized stores wholly owned since December 31, 2018. Two stores that were damaged from hurricanes in September 2020 were removed from the same store pool in the third quarter. Twenty-two of the stores purchased through December 31, 2019 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

PORTFOLIO TRANSACTIONS:

During the quarter, the Company acquired 25 stabilized stores in New Jersey (6), Ohio (6), Texas (5), Pennsylvania (4), Florida (3), and Georgia (1) for a total purchase price of $326.7 million. Seventeen of the properties were acquired from Sovran HHF Storage Holdings LLC, a joint venture in which the Company has a 20% common interest, and eight of the properties were acquired from Sovran HHF Storage Holdings II LLC, a joint venture in which the Company has a 15% common interest. The net investment to acquire the properties was $295.3 million.

During the third quarter, the Company entered into contracts to acquire three self-storage facilities in Missouri, New Jersey, and New York for an aggregate purchase price of $37.9 million. Subsequent to September 30, 2020, the Company entered into contracts to acquire five self-storage facilities in Florida (2), South Carolina (2) and California (1) for an aggregate purchase price of $59.6 million. The purchases of these facilities are subject to customary conditions to closing, and there is no assurance that any of these facilities will be acquired.

THIRD-PARTY MANAGEMENT:

The Company continues to aggressively and profitably grow its third-party management platform. During the quarter, the Company added 30 stores. As of quarter end, the Company managed 317 facilities in total, including those in which it owns a minority interest.

FINANCIAL POSITION:

At September 30, 2020, the Company had approximately $110.2 million of cash on hand, and approximately $500 million available on its line of credit.

On September 23, 2020, the Company completed an offering of $400 million aggregate principal amount of 2.2% Senior Unsecured Notes due 2030. The proceeds were used to fund a portion of the 25-store portfolio acquisition noted above, for general corporate purposes and to fund the October 2020 repayment of a $100 million term note due August 2021 and a related $4.0 million make-whole expense.

During the three months ended September 30, 2020, the Company issued 1,285,546 shares of common stock under its continuous equity offering program at a weighted average issue price of $105.51 per share, generating net proceeds after expenses of $134.2 million.

Below are key financial ratios at September 30, 2020:

•	Debt to Enterprise Value (at $105.27/share)	31.2%
•	Debt to Book Cost of Storage Facilities	44.4%
•	Debt to Recurring Annualized EBITDA	5.8x
•	Debt Service Coverage	4.3x

COMMON STOCK DIVIDEND:

Subsequent to quarter end, the Company’s Board of Directors approved a quarterly dividend of $1.07 per share, or $4.28 annualized. The dividend was paid on October 26, 2020 to shareholders of record on October 13, 2020.

YEAR 2020 EARNINGS GUIDANCE:

Continued uncertainties resulting from the ongoing COVID-19 pandemic and related economic disruption across the country and its impact on customer demand in individual markets, continue to make it challenging to provide an outlook and guidance with reasonable accuracy. However, the Company believes it is well positioned to continue to strengthen its share of the resilient self-storage markets it serves due to its disciplined business model and a strong balance sheet to support its strategic initiatives.

The Company will continue with suspension of quantitative guidance and revisit this practice next quarter.

FORWARD LOOKING STATEMENTS:

When used in this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self-storage facilities, which would cause rents and occupancy rates to decline; risks associated with the COVID-19 global health crisis or similar events, including but not limited to (i) the impact to the health of our employees and/or customers, (ii) the negative impacts to the economy and to self-storage customers which could reduce the demand for self-storage or reduce our ability to collect rent, (iii) reducing or eliminating our ability to increase rents charged to our current or future customers, (iv) limiting our ability to collect rent from or evict past due customers, (v) we could see an increase in move-outs of longer-term customers due to the economic uncertainty and significant rise in unemployment resulting from the COVID-19 global health crisis which could lead to lower occupancies and reduced average rental rates as longer-term customers are replaced with new customers at lower rates, and (vi) potential negative impacts on the cost and availability of debt and equity which could have a negative impact on our capital and growth plans; the Company’s ability to evaluate, finance and integrate acquired self-storage facilities into the Company’s existing business and operations; the Company’s ability to effectively compete in the industry in which it does business; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; any future ratings on the Company’s debt instruments; regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s reliance on its call center; and tax law changes that may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Friday, November 6, 2020. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 844-707-6940 (domestic) or 412-317-5702 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com. The webcast will be archived for a period of six months.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. Located in Buffalo, New York, the Company operates more than 900 storage facilities in 30 states and in the province of Ontario, Canada. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to approximately 500,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	September 30,	December 31,
(dollars in thousands)	2020	2019
Assets
Investment in storage facilities:
Land	$937,030	$884,235
Building, equipment and construction in progress	4,263,222	3,865,238
	5,200,252	4,749,473
Less: accumulated depreciation	(842,592)	(756,333)
Investment in storage facilities, net	4,357,660	3,993,140
Cash and cash equivalents	110,247	17,458
Accounts receivable	13,970	12,218
Receivable from joint ventures	3,223	1,302
Investment in joint ventures	143,633	154,984
Prepaid expenses	10,601	7,771
Intangible asset - in-place customer leases	5,685	2,910
Trade name	16,500	16,500
Other assets	27,536	26,681
Total Assets	$4,689,055	$4,232,964

Liabilities
Line of credit	$-	$65,000
Term notes, net	2,254,783	1,858,271
Accounts payable and accrued liabilities	107,980	103,942
Deferred revenue	16,204	11,699
Mortgages payable	34,352	34,851
Total Liabilities	2,413,319	2,073,763

Noncontrolling redeemable Operating Partnership Units at redemption value	25,848	26,307

Equity
Common stock	482	467
Additional paid-in capital	2,533,402	2,376,723
Accumulated deficit	(278,726)	(238,338)
Accumulated other comprehensive loss	(5,270)	(5,958)
Total Shareholders' Equity	2,249,888	2,132,894
Total Liabilities and Shareholders' Equity	$4,689,055	$4,232,964

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	July 1, 2020	July 1, 2019	January 1, 2020	January 1, 2019
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Revenues
Rental income	$135,965	$128,565	$393,701	$381,625
Other operating income	15,827	13,260	43,458	35,405
Management and acquisition fee income	4,518	3,809	13,107	10,156
Total operating revenues	156,310	145,634	450,266	427,186

Expenses
Property operations and maintenance	36,199	32,215	101,297	96,809
Real estate taxes	17,729	16,116	52,751	48,427
General and administrative	13,369	11,554	38,498	34,401
Payments for rent	-	75	-	358
Depreciation and amortization	31,960	26,055	86,524	77,561
Amortization of in-place customer leases	1,058	799	3,811	1,678
Total operating expenses	100,315	86,814	282,881	259,234

Gain on sale of storage facilities	-	100,222	-	100,222
Gain on sale of real estate	-	-	302	1,076
Income from operations	55,995	159,042	167,687	269,250

Other income (expense)
Interest expense (A)	(20,544)	(19,760)	(61,056)	(56,339)
Interest income	8	289	14	340
Equity in income of joint ventures	1,829	1,175	3,915	3,095

Net income	37,288	140,746	110,560	216,346
Net income attributable to noncontrolling interests in the Operating Partnership	(193)	(744)	(576)	(1,148)
Net income attributable to common shareholders	$37,095	$140,002	$109,984	$215,198

Earnings per common share attributable to common shareholders - basic	$0.78	$3.00	$2.34	$4.62

Earnings per common share attributable to common shareholders - diluted	$0.78	$2.99	$2.34	$4.61

Common shares used in basic earnings per share calculation	47,223,842	46,586,030	46,915,323	46,577,704

Common shares used in diluted earnings per share calculation	47,299,906	46,657,105	46,985,647	46,641,673

Dividends declared per common share	$1.07	$1.00	$3.21	$3.00

(A) Interest expense for the period ending September 30 consists of the following
Interest expense	$19,948	$19,146	$59,258	$54,625
Amortization of debt issuance costs	596	614	1,798	1,714
Total interest expense	$20,544	$19,760	$61,056	$56,339

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	July 1, 2020	July 1, 2019	January 1, 2020	January 1, 2019
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Net income attributable to common shareholders	$37,095	$140,002	$109,984	$215,198
Noncontrolling interests in the Operating Partnership	193	744	576	1,148
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	32,417	26,269	88,557	77,797
Depreciation and amortization from unconsolidated joint ventures	1,024	1,598	4,502	4,468
Gain on sale of storage facilities	-	(100,222)	-	(100,222)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(367)	(360)	(1,060)	(1,055)
Funds from operations available to common shareholders	70,362	68,031	202,559	197,334
FFO per share - diluted	$1.49	$1.46	$4.31	$4.23

Adjustments to FFO
Uninsured damages and customer reinsurance claims, net	$1,546	$-	$1,546	$-
Lawsuit settlement	$-	$-	$-	(1,651)
Gain on sale of land	-	-	(302)	(1,076)
Acquisition fee	-	-	(217)	-
Costs related to officer's retirement	-	-	-	443
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	(8)	-	(5)	12
Adjusted funds from operations available to common shareholders	71,900	68,031	203,581	195,062
Adjusted FFO per share - diluted	$1.52	$1.46	$4.33	$4.18

Common shares - diluted	47,299,906	46,657,105	46,985,647	46,641,673

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	July 1, 2020	July 1, 2019	January 1, 2020	January 1, 2019
	to	to	to	to
(dollars in thousands)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Net Income	$37,288	$140,746	$110,560	$216,346
General and administrative	13,369	11,554	38,498	34,401
Payments for rent	-	75	-	358
Depreciation and amortization	33,018	26,854	90,335	79,239
Gain on sale of storage facilities	-	(100,222)	-	(100,222)
Gain on sale of real estate	-	-	(302)	(1,076)
Interest expense	20,544	19,760	61,056	56,339
Interest income	(8)	(289)	(14)	(340)
Equity in income of joint ventures	(1,829)	(1,175)	(3,915)	(3,095)
Net operating income	$102,382	$97,303	$296,218	$281,950

Same store (4)	$84,303	$83,949	$243,549	$241,594
Net operating income related to tenant reinsurance	7,059	6,768	21,254	19,286
Other stores and management fee income	11,020	6,586	31,415	21,070
Total net operating income	$102,382	$97,303	$296,218	$281,950

Life Storage, Inc.
Quarterly Same Store Data (3) (4) 515 mature stores owned since 12/31/18
(unaudited)
	July 1, 2020	July 1, 2019
	to	to		Percentage
(dollars in thousands)	September 30, 2020	September 30, 2019	Change	Change

Revenues:
Rental income	$124,614	$123,162	$1,452	1.2%
Other operating income	1,781	1,764	17	1.0%
Total operating revenues	126,395	124,926	1,469	1.2%

Expenses:
Payroll and benefits	9,218	9,460	(242)	-2.6%
Real estate taxes	16,209	15,241	968	6.4%
Utilities	4,085	4,359	(274)	-6.3%
Repairs and maintenance	3,564	3,583	(19)	-0.5%
Office and other operating expense	3,751	3,817	(66)	-1.7%
Insurance	1,466	1,478	(12)	-0.8%
Advertising	62	113	(51)	-45.1%
Internet marketing	3,737	2,926	811	27.7%
Total operating expenses	42,092	40,977	1,115	2.7%

Net operating income (2)	$84,303	$83,949	$354	0.4%

QTD Same store move ins	55,365	49,859	5,506

QTD Same store move outs	51,043	55,325	(4,282)

Other Comparable Quarterly Same Store Data (4)
(unaudited)
	July 1, 2020	July 1, 2019
	to	to		Percentage
	September 30, 2020	September 30, 2019	Change	Change
2019 Same store pool (502 stores)
Revenues	$123,760	$122,404	$1,356	1.1%
Expenses	41,000	39,929	1,071	2.7%
Net operating income	$82,760	$82,475	$285	0.3%

2018 Same store pool (486 stores)
Revenues	$119,378	$118,137	$1,241	1.1%
Expenses	39,318	38,400	918	2.4%
Net operating income	$80,060	$79,737	$323	0.4%

Life Storage, Inc.
Year to Date Same Store Data (3) (4) 515 mature stores owned since 12/31/18
(unaudited)
	January 1, 2020	January 1, 2019
	to	to		Percentage
(dollars in thousands)	September 30, 2020	September 30, 2019	Change	Change

Revenues:
Rental income	$363,209	$360,660	$2,549	0.7%
Other operating income	4,641	5,155	(514)	-10.0%
Total operating revenues	367,850	365,815	2,035	0.6%

Expenses:
Payroll and benefits	27,879	29,353	(1,474)	-5.0%
Real estate taxes	48,436	45,697	2,739	6.0%
Utilities	10,738	11,699	(961)	-8.2%
Repairs and maintenance	10,801	12,692	(1,891)	-14.9%
Office and other operating expense	10,838	11,696	(858)	-7.3%
Insurance	4,407	4,431	(24)	-0.5%
Advertising	186	708	(522)	-73.7%
Internet marketing	11,016	7,945	3,071	38.7%
Total operating expenses	124,301	124,221	80	0.1%

Net operating income (2)	$243,549	$241,594	$1,955	0.8%

YTD Same store move ins	152,499	148,987	3,512

YTD Same store move outs	135,953	147,009	(11,056)

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (5)
	2020	2019	2020	2019

Weighted average quarterly occupancy	93.0%	90.7%	92.3%	89.2%

Occupancy at September 30	93.2%	90.3%	92.4%	88.8%

Rent per occupied square foot	$14.43	$14.79	$14.44	$14.71

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the nine months ended September 30, 2020:

Beginning balance	$4,749,473
Property acquisitions	413,022
Improvements and equipment additions:
Expansions	31,650
Roofing, paving, and equipment:
Stabilized stores	12,191
Recently acquired stores	47
Change in construction in progress (Total CIP $22.4 million)	(5,884)
Dispositions and Impairments	(247)
Storage facilities at cost at period end	$5,200,252

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	September 30, 2020	September 30, 2019

Management and administrative salaries and benefits	$7,792	$6,557
Training	173	296
Call center	814	744
Life Storage Solutions costs	205	255
Income taxes	961	490
Legal, accounting and professional	945	944
Other administrative expenses (6)	2,479	2,268
	$13,369	$11,554

Net rentable square feet	September 30, 2020
Wholly owned properties	42,689,838
Joint venture properties	6,701,445
Third party managed properties	16,463,115
	65,854,398

	September 30, 2020	September 30, 2019

Common shares outstanding	48,199,008	46,656,891
Operating Partnership Units outstanding	243,966	247,466

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, operating lease expenses, depreciation and amortization expense, any losses on sale of real estate, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, any gains on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and in comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self-storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Revenues and expenses do not include items related to tenant reinsurance.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Contacts

Life Storage, Inc.
David Dodman
(716) 229-8284
ddodman@lifestorage.com